Exhibit 20.1

ANNUAL AGGREGATE CERTIFICATEHOLDERS STATEMENT
MELLON BANK PREMIUM FINANCE LOAN MASTER TRUST SERIES 2002-1
ANNUAL PERIOD ENDING
DECEMBER 31, 2004

ANNUAL HOLDER’S DISTRIBUTION SUMMARY

Pursuant to Section 5.2, Servicer does hereby declare to the Trustee the following distributions for the calendar year 2004 as set forth below:

Interest Payments

A. Pursuant to subsection 4.11(g);

1.	Amount distributed to the Class A Holders	7,402,395.00

2.	Amount distributed to the Class B Holders	530,200.01

3.	Amount distributed to the Collateral Interest Holder	1,062,715.29

Principal Payments

B. Pursuant to subsection 4.11(h)(i);

1.	Amount distributed to the Class A Holders	$0.00

2.	Amount distributed to the Class B Holders	$0.00

3.	Amount distributed to the Collateral Interest Holder	$0.00

AFCO CREDIT CORPORATION, as Servicer

By	/s/ Bruce R. Gold

Name: Bruce R. Gold
Title: Senior Vice President & Chief Financial Officer

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